Exhibit 16.1

May 16, 2014

United States Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Re:	CorMedix Inc.

Commission File Number 001-34673

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of CorMedix Inc. to be filed with the Securities and Exchange Commission on May 16, 2014, and are in agreement with the statements contained under Item 4.01 therein as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ CohnReznick LLP

Roseland, New Jersey